Exhibit 99.1

From:      EnviroStar, Inc.
290 NE 68 Street
Miami, FL 33138
Michael Steiner (305) 754-4551
Venerando Indelicato (813) 814-0722

FOR RELEASE: Friday, May 14, 2010 at 12:30 PM

EnviroStar Inc., (formerly DRYCLEAN USA, Inc.) Announces Third Quarter Results

Miami, FL – May 14, 2010, – EnviroStar Inc (NYSE Amex:EVI) today reported revenues and earnings for the nine and three month periods ended March 31, 2010.

For the nine month period of fiscal 2010, revenues were $13,844,574, a decrease of 23.6% from a record $18,127,294 for the same period of fiscal 2009.  Net earnings were $216,372 or $.03 per share, a decrease of 58.2% from net earnings of $518,069 or $.07 per share for the same period of fiscal 2009.

For the third quarter of fiscal 2010, revenues were $4,094,643, a decrease of 20.7% from $5,162,829 in the comparable period of fiscal 2010. Net earnings for the period were $66,179 or $.01 per share, a decrease of 20.6% from $83,378 or $.01 per share for the third quarter of fiscal 2009.

Venerando J. Indelicato, Chief Financial Officer of EnviroStar Inc., stated “Although laundry equipment orders are still well below prior year levels, mostly due to the economy, we are pleased that sales in all other product categories have stabilized and, in fact, increased during both the nine and three month periods of fiscal 2010.”  He further noted that third quarter results included substantial commission income.  Mr. Indelicato also indicated that management expects the Company to end the year profitably despite the challenging conditions.

EnviroStar, Inc. through its subsidiaries is one of the nation’s leading distributors of industrial laundry, dry cleaning machines and steam boilers. Its subsidiary, DRYCLEAN USA License Corp, is one of the largest franchise and license operations in the dry cleaning industry in the United States, the Caribbean and Latin America.

This press release contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements.  Information concerning those factors are discussed in Company reports filed with the Securities and Exchange Commission.

EnviroStar Inc. and Subsidiaries

EnviroStar, Inc. and Subsidiaries   (NYSE Amex:EVI)

Summary Unaudited Consolidated Statements of Income

	Nine months ended March 31,		Three months ended March 31,
	2010	2009	2010	2009

Revenues	$13,844,574	$18,127,294	$4,094,643	$5,162,829

Earnings before income taxes	349,920	836,767	106,740	135,728
Provision for income taxes	133,548	318,698	40,561	52,350

Net earnings	$216,372	$518,069	$66,179	$83,378

Basic and diluted earnings per share	$.03	$.07	$.01	$.01

Weighted average shares outstanding:
Basic	7,033,732	7,033,847	7,033,732	7,033,791
Diluted	7,033,732	7,033,847	7,033,732	7,033,791